EXHIBIT 99

For Immediate Release	Contact: Karen A. Warren (Investor Relations)
July 18, 2005	401-727-5401
Wayne S. Charness (News Media)
401-727-5983

Hasbro Reports Second Quarter 2005 Results

Highlights:

•

Net revenues up 11% to $572.4 million, compared to $516.4 million a year ago, driven by strong performance from STAR WARS products;

•

Diluted earnings per share more than doubled to $0.13 per diluted share, versus $0.06 per diluted share in 2004;

•

Toy segment net revenues up 25%, reflecting strong performance from STAR WARS products and a number of other brands including NERF, TRANSFORMERS, MY LITTLE PONY and LITTLEST PET SHOP;

•

Games segment net revenues declined 12%, primarily due to a decline in trading card games and the increased seasonality of board game shipments.

Pawtucket, RI (July 18, 2005) -- Hasbro, Inc. (NYSE: HAS) today reported strong second quarter results.  Worldwide net revenues for the quarter were $572.4 million compared to $516.4 million a year ago and included a $9.1 million favorable impact from foreign exchange.  Net earnings for the quarter were $29.5 million or $0.13 per diluted share, compared to net earnings of $18.8 million or $0.06 per diluted share in 2004.

Alfred J. Verrecchia, President and Chief Executive Officer, said, "We are pleased with our results this past quarter – revenues were up 11%, driven by significant STAR WARS volume, as well as strong performance from a number of other Hasbro brands, including NERF, TRANSFORMERS, MY LITTLE PONY and LITTLEST PET SHOP.”

“Our second quarter performance reinforces the confidence we have in our ability to achieve our full-year financial goals, however, it’s important to keep in mind that there is still a lot of business to be done in the back half of the year,” Verrecchia concluded.

Revenues in the U.S. Toys segment were $209.3 million for the quarter compared to $167.2 million a year ago, reflecting a strong performance from STAR WARS and a number of other brands including NERF, MY LITTLE PONY, TRANSFORMERS and LITTLEST PET SHOP.  The segment reported an operating profit of $14.6 million for the quarter compared to an operating loss of ($7.0) million last year due to the increase in volume and lower fixed expenses in 2005.

Revenues in the Games segment were $142.9 million for the quarter compared to $161.6 million a year ago.  The decrease in revenue is primarily related to trading card games, with both DUEL MASTERS and MAGIC: THE GATHERING trading card games down year over year.  In addition, board game revenues declined due to the increasing seasonality of the business which reflects retailers continuing focus on keeping inventory levels down.  The Games segment reported operating profit of $13.4 million compared to an operating profit of $28.7 million last year, primarily due to a decline in volume, particularly trading card games which have a higher margin than the board game business.

International segment revenues were $210.2 million for the quarter compared to $179.2 million a year ago, reflecting strong performance from STAR WARS, as well as a number of other toy and game brands, including PLAYSKOOL, MY LITTLE PONY, PARKER BROTHERS and MILTON BRADLEY.  The International segment reported an operating profit of $4.5 million compared to an operating profit of $2.8 million a year ago.

“Hasbro’s top and bottom line growth, combined with the strong cash generating ability of our business, enabled us to further strengthen our balance sheet year over year.  The Company also repurchased 360,000 shares during the second quarter, as part of the common stock buyback plan approved by the Board of Directors in May,” said David Hargreaves, Chief Financial Officer.

The Company reported second quarter Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) of $85.9 million compared to $63.7 million in 2004. The attached schedules provide a reconciliation of diluted earnings per share and EBITDA to net earnings for the second quarters and six-month periods of 2005 and 2004.

The Company will webcast its second quarter earnings conference call at 9:00 a.m. Eastern Standard Time today. Investors and the media are invited to listen at http://www.hasbro.com (select "Corporate Info" from the home page, click on "Investor Information," and then click on the webcast microphone).

Hasbro is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech.  Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements concerning our financial goals and may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "look forward," "may," "planned," "potential," "should," "will" and "would." Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic and public health conditions, including factors which impact the retail market or the Company's ability to manufacture and deliver products, higher fuel and commodity prices, higher transportation costs and potential transportation delays, currency fluctuations and government regulation and other conditions in the various markets in which the Company operates throughout the world; the concentration of the Company's customers; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product; the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's consolidation programs or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This presentation includes a non-GAAP financial measure as defined under rules of the Securities and Exchange Commission (“SEC”), specifically EBITDA. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. EBITDA (earnings before interest, taxes, depreciation and amortization) represents net earnings (loss) before cumulative effect of accounting change, excluding, interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

# # #

(Tables Attached)

HASBRO, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

(Thousands of Dollars)	June 26, 2005	June 27, 2004
ASSETS	-----------	-----------
Cash and Cash Equivalents	$ 642,831	$ 480,144
Accounts Receivable, Net	348,200	307,013
Inventories	262,471	237,129
Other Current Assets	208,921	264,460
	----------------	---------------
Total Current Assets	1,462,423	1,288,746
Property, Plant and Equipment, Net	171,762	203,586
Other Assets	1,363,529	1,384,819
	----------------	---------------
Total Assets	$2,997,714	$2,877,151
	=========	=========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$ 13,177	$ 43,014
Current Portion of Long-term Debt	355,005	1,331
Payables and Accrued Liabilities	624,674	619,030
	----------------	---------------
Total Current Liabilities	992,856	663,375
Long-term Debt	247,554	651,281
Deferred Liabilities	150,810	145,370
	----------------	---------------
Total Liabilities	1,391,220	1,460,026
Total Shareholders' Equity	1,606,494	1,417,125
	----------------	---------------
Total Liabilities and Shareholders' Equity	$2,997,714	$2,877,151
	=========	=========

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Six Months Ended

(Thousands of Dollars and Shares Except Per Share Data)	June 26, 2005	June 27, 2004	June 26, 2005	June 27, 2004
	-----------	-----------	-----------	-----------
Net Revenues	$ 572,388	$ 516,433	$1,027,332	$ 990,680
Cost of Sales	224,766	207,350	390,741	394,073
	--------------	---------------	--------------	--------------
Gross Profit	347,622	309,083	636,591	596,607
Amortization	26,930	15,752	51,685	30,993
Royalties	50,795	34,021	91,667	66,660
Research and Product Development	36,514	37,696	67,555	69,379
Advertising	64,974	59,018	119,164	114,348
Selling, Distribution and Administration	141,289	139,867	277,860	277,826
	--------------	---------------	--------------	--------------
Operating Profit	27,120	22,729	28,660	37,401
Interest Expense	7,649	7,924	15,380	16,231
Other (Income) Expense, Net	(13,219)	(8,047)	(16,185)	(10,093)
	--------------	---------------	--------------	--------------
Earnings Before Income Taxes	32,690	22,852	29,465	31,263
Income Taxes	3,236	4,013	3,724	5,892
	--------------	---------------	--------------	--------------
Net Earnings	$ 29,454	$ 18,839	$ 25,741	$ 25,371
	========	========	========	========

Per Common Share
Net Earnings
Basic	$ 0.17	$ 0.11	$ 0.14	$ 0.14
	========	========	========	========
Diluted	$ 0.13	$ 0.06	$ 0.13	$ 0.08
	========	========	========	========

Cash Dividends Declared	$ 0.09	$ 0.06	$ 0.18	$ 0.12
	========	========	========	========

Weighted Average Number of Shares
Basic	178,463	176,417	178,113	176,079
	========	========	========	========
Diluted	197,630	184,667	185,710	184,310
	========	========	========	========

HASBRO, INC.
Supplemental Financial Data
(Thousands of Dollars)

Major Segment Results	Quarter Ended			Six Months Ended

	June 26, 2005	June 27, 2004	% Change	June 26, 2005	June 27, 2004	% Change
	-----------	-----------	-----------	-----------	-----------	----------
U.S. Toys
External Revenues	$ 209,340	$ 167,161	25%	$ 375,813	$ 319,551	18%
Operating Profit (Loss)	14,645	(6,991)	309%	22,560	(5,956)	479%

Games
External Revenues	142,899	161,602	(12)%	241,936	289,200	(16)%
Operating Profit	13,443	28,711	(53)%	14,648	48,295	(70)%

International
External Revenues	210,240	179,185	17%	388,127	359,926	8%
Operating Profit (Loss)	4,532	2,756	64%	(4,169)	(7,276)	43%

Reconciliation of EBITDA

Net Earnings	$ 29,454	$ 18,839	$ 25,741	$ 25,371
Interest Expense	7,649	7,924	15,380	16,231
Income Taxes	3,236	4,013	3,724	5,892
Depreciation	18,587	17,200	31,948	30,939
Amortization	26,930	15,752	51,685	30,993
	------------	------------	------------	------------
EBITDA	$ 85,856	$ 63,728	$ 128,478	$ 109,426
	=======	=======	=======	=======

HASBRO, INC.
Supplemental Financial Data
(Thousands of Dollars and Shares, except Per Share Data)

Net Earnings Per Share	2005		2004

Quarter	Basic	Diluted	Basic	Diluted
----------	-----------	-----------	-----------	-----------

Net earnings	$ 29,454	$ 29,454	$ 18,839	$ 18,839
Effect of dilutive securities:
Change in fair value of liabilities
potentially settleable in common stock	-	(5,730)	-	(8,520)
Interest expense on contingent convertible
debentures due 2021	-	1,066	-	-
	--------------	--------------	--------------	--------------
	$ 29,454	$ 24,790	$ 18,839	$ 10,319
	========	========	========	========

Average shares outstanding	178,463	178,463	176,417	176,417
Effect of dilutive securities:
Liabilities potentially settleable in
common stock	-	5,412	-	5,721
Contingent convertible debentures due 2021	-	11,574	-	-
Options and warrants	-	2,181	-	2,529
	--------------	--------------	--------------	--------------
Equivalent shares	178,463	197,630	176,417	184,667
	========	========	========	========

Net earnings per share	$ 0.17	$ 0.13	$ 0.11	$ 0.06
	========	========	========	========
Six Months
---------------
Net earnings	$ 25,741	$ 25,741	$ 25,371	$ 25,371
Effect of dilutive securities:
Change in fair value of liabilities
potentially settleable in common stock	-	(760)	-	(10,220)
	--------------	--------------	--------------	--------------
	$ 25,741	$ 24,981	$ 25,371	$ 15,151
	========	========	========	========

Average shares outstanding	178,113	178,113	176,079	176,079
Effect of dilutive securities:
Liabilities potentially settleable in
common stock	-	5,358	-	5,363
Options and warrants	-	2,239	-	2,868
	--------------	--------------	--------------	--------------
Equivalent shares	178,113	185,710	176,079	184,310
	========	========	========	========

Net earnings per share	$ 0.14	$ 0.13	$ 0.14	$ 0.08
	========	========	========	========